PRESS RELEASE

Plantronics Reports Second Quarter Fiscal 2004 Financial Results

28% Increase in Operating Income
FOR INFORMATION, CONTACT: Jon Alvarado Treasury and Investor Relations Manager (831) 458-7533	FOR IMMEDIATE RELEASE October 15, 2003

SANTA CRUZ, CA - October 15, 2003 - Plantronics, Inc. (NYSE: PLT) today announced revenues and earnings for its second quarter of fiscal 2004. Second quarter revenues increased approximately 15.5% to $95.1 million, in comparison to $82.4 million in the second quarter of fiscal 2003, and operating income increased from $13.7 million to $17.5 million. Second quarter net income was $12.4 million compared to net income in the second quarter of fiscal 2003 of $11.5 million. Plantronics' diluted earnings per share increased 12.5% to $0.27 in comparison to $0.24 in the second quarter of fiscal 2003. The growth in net income and EPS was less than the growth in operating income because the tax rate in the second quarter of fiscal 2004 was 30% in comparison to 17.5% in the second quarter of fiscal 2003. The rate in the second quarter of fiscal 2003 was unusually low and reflected a $1.7 million tax reserve release.

Ken Kannappan, President and Chief Executive Officer, noted, "Our results were in line with the guidance we issued on July 15, which called for revenues of $92 to $97 million, and earnings per share of $0.24 to $0.27. In comparison to that guidance, earnings were on the high end although revenue was roughly in the middle of the range. Gross margin increased as a result of better product mix and improved manufacturing efficiency."

"In comparison to the September quarter last year, revenues in all product groups grew with the largest increase coming from new headsets for mobile phones. Revenues in this product group were up 56% in comparison to the year-ago quarter, but were essentially flat sequentially. The launch of the M3000, a wireless Bluetooth headset with 8-hour average talk time, and continued growth in demand for the MX150, were the key drivers of the mobile products growth versus a year ago. Growth from these new products was offset sequentially as a result of declines in OEM volumes of Bluetooth products. Of note, our Office and Contact Center products business grew 7% versus the year ago quarter. This growth was primarily international and was fueled by the successful introduction of the CS60, a wireless headset for DECT-based office phones."

Barbara Scherer, SVP and CFO, said, "I'm pleased with our financial performance and the continued progress we made in improving our operating margin. On a year-to-date basis, our operating margin increased to 17.7% from 16.8%, and was 18.4% in the second quarter. Our working capital management also continues to be solid with cash flow from operations amounting to $14.2 million in the second quarter. Cash collections on accounts receivable and the related DSO were better than what we anticipated at the outset of the quarter. As a result, DSO increased just one day to 49 days for the September quarter and this compares to 56 days in the year ago quarter. Net inventory increased by about $250k sequentially, and second quarter inventory turns were 4.9."

During the quarter, we did not repurchase shares of our common stock and thus had 142,600 shares remaining authorized for repurchase as of the end of the quarter. Although we intend to continue to repurchase stock, the stock continued to trade above the levels authorized for repurchase by our Board. A price cap on stock repurchase is set to help ensure that purchases of stock by the Company are reasonably strongly accretive to earnings per share. The level of stock repurchase by the Company has fluctuated in the past, and is likely to fluctuate substantially in the future as well. We continue to view stock repurchase programs as an important long-term use of excess cash flow.

Business Outlook

The following statements are based on current expectations. Many of these statements are forward-looking, and actual results may differ materially.

We recognize that although certain economic indicators have improved, the overall economic and geopolitical environment remain challenging and highly uncertain. Although we are cautiously optimistic about our own outlook primarily on the basis of expected demand for new products, we remain uncertain about the overall level of demand for our products and consequently, our level of future profitability. In particular, employment levels have not yet risen and we believe our business is heavily influenced by the level of employment and the percentage of workers unemployed. Related to this, our U.S. commercial distributors reported a 7% increase in the sell-through for the September quarter in comparison to the June quarter, but a 3% decrease compared to the year-ago comparable quarter. This group of distributors focuses primarily on our Office and Contact Center products.

Although we remain uncertain about the economic environment and see no signs of a pick-up in the contact center market, we are currently expecting:

  Revenues for the third quarter of fiscal 2004 to be in the range of $95 - $100 million.

  Earnings per share for the third quarter of fiscal 2004 to be in the range of $0.27 - $0.30.

Plantronics does not intend to update these targets and estimates during the quarter or to report on its progress toward these estimated results. Plantronics will not comment on these targets to analysts or investors except through publicly announced conference calls, press releases or other public disclosure. Any statements by persons outside Plantronics speculating on the progress of the quarter will not be based on internal Company information and should be assessed accordingly by investors. The statements do not reflect the potential impact of any mergers or acquisitions that may be completed after the date of this release.

It has been our practice to provide guidance for the upcoming quarter only and we intend to continue this practice. However, there are certain aspects about the fourth quarter that we feel investors should be informed about and we are thus providing an additional level of disclosure at this time. Our fiscal 2004 year contains 53 weeks in comparison to 52 in fiscal 2003 and the fourth quarter will have 14 weeks instead of the usual 13, and will end on April 3, 2004. Fiscal 2000 was the last such year that had 53 instead of 52 weeks. The extra week in the fourth quarter of fiscal 2004 will affect the comparability with the third quarter of fiscal 2004 and the fourth quarter of fiscal 2003. The extra week in the fourth quarter is also likely to negatively affect the comparison between the fourth quarter of fiscal 2004 and the first quarter of fiscal 2005.

In addition, there is some risk that third fiscal quarter revenues from one of our major customers could exceed the customer's end-user demand during the period. If this is true, it could lead to a decrease in orders in future periods as the customer seeks to reduce its inventory position. This phenomenon occurred last year when we experienced a 25% drop in our mobile revenues between the third and fourth fiscal quarters. If this recurs, the impact could be larger this year as our current order level for shipment in the third fiscal quarter is larger than a year ago.

Finally, the U.K. recently passed a hands-free initiative which is anticipated to cause a rise in our revenues from resellers in that market. If the level of demand does not materialize and/or does not hold up into the fourth quarter, we could also see a marked drop in revenues to customers in that region in the March quarter. In general, our exposure to seasonal retail and consumer driven channels is larger than it has been in the past, and we are uncertain how significant the seasonality effect will be.

Conference Call Scheduled to Discuss Financial Results

Plantronics has scheduled a conference call to discuss the contents of this release. The conference call will take place today, Wednesday, October 15 at 2:00 PM (PDT). All interested investors and potential investors in Plantronics stock are invited to participate. To listen, please dial in five to ten minutes prior to the scheduled starting time and refer to the "Plantronics Conference Call." Participants from North America should call (888) 301-8736 and international participants should call (706) 634-7260.

A replay of the call with the conference ID #2396100 will be available for 72 hours at (800) 642-1687 and at (706) 645-9291 for international callers. The conference call will also be simultaneously web cast at www.plantronics.com under Investor Relations, and the web cast of the conference call will remain available at the Plantronics Web site for 30 days.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

Certain statements in this press release, including projections of revenues and earnings for the December quarter, our comments on our fourth fiscal quarter, our anticipation of a rise in revenues from U.K. resellers and other statements under the caption "Business Outlook" above, are forward-looking statements based on current information and expectations. Achievement of the results projected above is subject to a number of risks and uncertainties. In addition to the factors cited above, among the factors that could cause actual results to differ materially from those projected are:

  A slowing in international economic growth, or a "double-dip" recession in the U.S., resulting in a reduction in the overall level of demand for our products;
  A lessening of the level of market demand for our products within our core contact center market and/or in the office, mobile, computer and residential markets;
  As the national/international economy recovers, employment opportunities in the contact center or office markets may not increase commensurately but may remain flat or even decrease lessening the future demand for our products;
  The inability to successfully develop, manufacture and market new products;
  The demand for new wireless headset products may not develop as we anticipate and may lead to excess inventory and the inability to recover the associated development costs;
  A decrease in the liquidity of our customers caused by general economic conditions that may impact their ability to pay amounts due us;
  The actions of existing and/or new competitors, especially with regard to pricing and promotional programs;
  The entry of new competitors which could be spurred by changes in the regulatory environment, particularly laws requiring the use of hands-free devices by drivers when using cellular telephones;
  Greater sales in higher tax jurisdictions as compared to lower tax jurisdictions;
  Fluctuations in foreign exchange rates;
  Changes in the regulatory environment either as to headsets directly or as to the products, such as mobile phones, with which our products are used.

Additional risk factors include: changes in the timing and size of orders from our customers, price erosion, increased requirements from retail customers for marketing support and advertising funding, failure to match production to demand, interruption in the supply of sole-sourced critical components, continuity of component supply at costs consistent with our plans, failure of our distribution channels to operate as we expect, failure to develop products that keep pace with technological changes, the inherent risks of our substantial foreign operations, problems which might affect our principal manufacturing facility in Mexico or our contract manufacturing operations in China, further terrorist acts, our nations' response to terrorist attacks and the effects of these activities on capital and consumer spending, the effects of the "do not call" legislation may have a greater impact than we currently anticipate, and the loss of services of key executives and employees. For more information concerning these and other possible risks, please refer to the Company's Form 10-K filed on June 2, 2003, filings on Form 10-Q and other filings with the Securities and Exchange Commission as well as recent press releases. These filings can be accessed over the Internet at http://www.sec.gov/edgar/searchedgar/companysearch.html

Financial Summaries

The following related charts are provided:

  Summary of Condensed Consolidated Financial Statements
  Summary of Unaudited Income Statements and Related Data

About Plantronics
Plantronics introduced the first lightweight communications headset in 1962 and is recognized as the world leader in communications headsets. A publicly held company with approximately 2,850 employees, Plantronics is the leading provider of headsets to telephone companies and the business community worldwide. Plantronics headsets are used widely in many Fortune 500 corporations and have been featured in numerous motion pictures and high-profile events, including Neil Armstrong's historic "One small step for man" transmission from the moon in 1969. Plantronics, Inc., headquartered in Santa Cruz, California, was founded in 1961 and maintains offices in 20 countries. Plantronics products are sold and supported through a worldwide network of authorized Plantronics marketing partners. Information about the Company and its products can be found at www.plantronics.com or by calling (800) 544-4660.

Plantronics is a registered trademark of Plantronics, Inc

                                         PLANTRONICS, INC.
                        SUMMARY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             (in thousands, except per share data)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                        Quarter Ended              Six Months Ended
                                                 ___________________________  __________________________
                                                 September 30, September 30,  September 30, September 30,
                                                    2002          2003            2002          2003
                                                 ____________  ____________   ____________  ____________

Net sales                                        $    82,370   $    95,117    $   162,638   $   187,903
Cost of sales                                         40,735        46,351         79,545        93,670
                                                 ____________  ____________   ____________  ____________
Gross profit                                          41,635        48,766         83,093        94,233
 Gross profit %                                         50.5%         51.3%          51.1%         50.1%

Research, development and engineering                  8,164         8,247         16,414        16,852
Selling, general and administrative                   19,763        22,984         39,369        44,137
                                                 ____________  ____________   ____________  ____________
 Total operating expenses                             27,927        31,231         55,783        60,989
                                                 ____________  ____________   ____________  ____________
  Operating income                                    13,708        17,535         27,310        33,244
    Operating income %                                  16.6%         18.4%          16.8%         17.7%

Interest and other income, net                           272           141          1,205           633
                                                 ____________  ____________   ____________  ____________
Income before income taxes                            13,980        17,676         28,515        33,877
Income tax expense                                     2,450         5,303          6,811        10,163
                                                 ____________  ____________   ____________  ____________
  Net income                                     $    11,530   $    12,373    $    21,704   $    23,714
                                                 ============  ============   ============  ============
  % to Sales                                            14.0%         13.0%          13.3%         12.6%

Diluted earnings per common share                $      0.24   $      0.27    $      0.46   $      0.52
Shares used in diluted per share calculations         47,298        46,372         47,522        45,672

UNAUDITED CONSOLIDATED BALANCE SHEETS

                                                   March 31,   September 30,
                                                     2003          2003
ASSETS
 Cash and cash equivalents                       $    54,704   $    92,105
 Marketable securities                                 5,021            --
                                                 ____________  ____________
  Total cash and marketable securities                59,725        92,105
 Accounts receivable, net                             50,503        52,033
 Inventory, net                                       33,758        37,764
 Deferred income taxes                                 6,357         6,357
 Other current assets                                  2,674         2,536
                                                 ____________  ____________
   Total current assets                              153,017       190,795
 Property, plant and equipment, net                   36,957        35,815
 Intangibles, net                                      3,682         3,355
 Goodwill, net                                         9,386         9,386
 Other assets                                          2,167         2,617
                                                 ____________  ____________
                                                 $   205,209   $   241,968
                                                 ============  ============
LIABILITIES AND STOCKHOLDERS' EQUITY
 Accounts payable                                $    13,596   $    18,243
 Accrued liabilities                                  27,235        32,540
 Income taxes payable                                  8,581         2,752
                                                 ____________  ____________
   Total current liabilities                          49,412        53,535
 Deferred tax liability                                8,867         8,867
                                                 ____________  ____________
      Total liabilities                               58,279        62,402
 Stockholders' equity                                146,930       179,566
                                                 ____________  ____________
                                                 $   205,209   $   241,968
                                                 ============  ============
Summary of Unaudited Income Statements and Related Data
____________________________________________________________________________________________________________________________
                                            FY02     Q103     Q203     Q303     Q403      FY03     Q104     Q204    YTD04
Net sales                                 311,181   80,268   82,370   86,811   88,059   337,508   92,786   95,117  187,903
Cost of sales                             163,336   38,810   40,735   44,290   44,730   168,565   47,319   46,351   93,670
Gross profit                              147,845   41,458   41,635   42,521   43,329   168,943   45,467   48,766   94,233
Gross profit %                               47.5%    51.6%    50.5%    49.0%    49.2%     50.1%    49.0%    51.3%    50.1%

Research, development and engineering      30,303    8,250    8,164    9,004    8,459    33,877    8,605    8,247   16,852
Selling, general and administrative        76,273   19,606   19,763   20,939   20,297    80,605   21,153   22,984   44,137
Operating expenses                        106,576   27,856   27,927   29,943   28,756   114,482   29,758   31,231   60,989

Operating income                           41,269   13,602   13,708   12,578   14,573    54,461   15,709   17,535   33,244
Operating income %                           13.3%    16.9%    16.6%    14.5%    16.5%     16.1%    16.9%    18.4%    17.7%

Income before income taxes                 43,200   14,535   13,980   13,144   15,101    56,760   16,201   17,676   33,877
Income tax expense                          6,952    4,361    2,450    3,943    4,530    15,284    4,860    5,303   10,163
Income tax expense as a percent of
  income before taxes                        16.1%    30.0%    17.5%    30.0%    30.0%     26.9%    30.0%    30.0%    30.0%

Net income after taxes                     36,248   10,174   11,530    9,201   10,571    41,476   11,341   12,373   23,714
Diluted shares outstanding                 49,238   47,722   47,298   46,197   45,190    46,584   45,077   46,372   45,672
EPS                                          0.74     0.21     0.24     0.20     0.23      0.89     0.25     0.27     0.52

Net revenues from unaffiliated customers:
  Office and contact center               237,505   61,568   59,742   58,644   64,404   244,358   62,080   64,192  126,272
  Mobile and computer                      61,387   12,730   16,208   21,824   17,820    68,582   23,981   24,049   48,030
  Other specialty products                 12,289    5,970    6,420    6,343    5,835    24,568    6,725    6,876   13,601

Net revenues by geographical area
 from unaffiliated customers:
   Domestic                               213,655   55,614   57,426   57,013   58,889   228,942   64,924   64,929  129,853
   International                           97,526   24,654   24,944   29,798   29,170   108,566   27,862   30,188   58,050

Balance Sheet accounts affected:
Accounts receivable, net                   43,838   44,714   51,303   51,927   50,503    50,503   49,852   52,033   52,033
Days Sales Outstanding                                  50       56       54       52                 48       49
Inventory, net                             36,103   37,695   35,659   34,884   33,758    33,758   37,510   37,764   37,764
Inventory turns                                        4.1      4.6      5.1      5.3                5.0      4.9